                                                                   EXHIBIT 10.20

Mr. Carl Russo
1471 Marine Way
Oxnard, California 93035


Dear Carl,

On behalf of Fiberlane Communications, Inc. and subject to formal approval by the Board of Directors, I am pleased to offer you the position of President and Chief Executive Officer. For the purposes of this letter "Fiberlane Communications, Inc." and "the Company" will be used interchangeably.

The terms of the new position with the Company are set forth below.


       1.  Position.
           ---------

       You will be the President and Chief Executive Officer of Fiberlane Communications, Inc., reporting directly to the Board of Directors. You will have responsibility for the direction and organization of the Company. You will also be a member of the Company's Board of Directors.

       During the term of your employment, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board of Directors of Fiberlane Communications, Inc.. Such permission has been granted in the case of Xircom, Incorporated, so as to facilitate your exit from Xircom.

       Furthermore, you agree that you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of Fiberlane Communications, Inc. during the term of your employment.

       2.  Start Date.
           -----------

       Subject to the fulfillment of any conditions imposed by this agreement, you will commence this new position with Fiberlane Communications, Inc., on May 15, 1998, on an unpaid consulting basis with option vesting beginning on this date. Salaried employment will begin June 1, 1998, and any formal announcement of employment will be made at that time ("Start Date").
                                                          ----------
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    3.  Proof of Right to Work.
        -----------------------

     For purposes of Federal immigration law you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States of America. Such documentation must be provided to us within 3 business days of your date of hire or our employment relationship with you may be terminated.


    4.    Compensation.
          -------------

          Base Salary.  You will be paid an annual salary of $200,000 payable in
          -----------
  biweekly installments pursuant to the Company's regular payroll policy.

          Bonus.  You will receive a target bonus of $100,000 at the end of each
          -----
  complete fiscal year based on achievement of mutually agreeable milestones. A prorated portion of the bonus will be guaranteed in the first year. For any year that you are employed for a portion thereof you will be paid a prorated amount.

          Bank Loan.  The Company will assist in obtaining a line of credit for
          ---------
  up to $1,000,000. It is our understanding that you will secure the loan in approximately equal portions with a second trust deed on your home and a security interest in any stocks you may own. The Company will reimburse you on a monthly basis for the interest payments on the loan. The reimbursement will be grossed up such that there will be no net after tax effect of these payments made by the Company. The Company will reimburse your interest payments on a monthly basis for three years from the date of the loan.

          Change in Control.  If there is a "Change of Control" as defined in
          -----------------
  Addendum A, you will be paid upon the effective date of the Change of Control, a bonus equivalent to one-half of the outstanding principal of the bank loan. Said bonus will be grossed up to ensure no net after tax effect to you. This bonus will only be due if a Change of Control occurs within twelve months of your Start Date.

          If your employment is terminated without "cause" or you resign for "good reason" as those terms are defined in Addendum A - within 12 months following a Change of Control, you will receive twelve months additional stock vesting and a lump sum payment equal to 12 months of your salary and your target annual bonus.

          Severance during first twelve months of employment.  Should you be
          --------------------------------------------------
  terminated without "cause," other than in connection with a Change of Control, and within 12 months of your Start Date, you will receive an additional 12 months of stock option vesting and a payment equal to 6 months salary and 1/2 of your annual target bonus. Furthermore, the Company shall immediately upon such termination without "cause" pay a bonus to you equivalent to one-half of the principal remaining on the bank loan and said bonus will be grossed up to ensure no net after tax effect to you.

          Annual Review.  Your base salary will be reviewed at the end of each
          -------------
 calendar year as part of the Company's normal salary review process.

     5.   Put.
          ----

     In connection with your stock or option grant, the Company will grant you a right to "put" your vested shares to the Company for a total sum of $1 million at the end of the vesting period to the extent legally permissible. This right will terminate on the initial public offering ("IPO") of the Company's stock.

     6.   Stock Options.
          --------------

     In connection with the commencement of your employment the Board of Directors of Fiberlane, Inc., I will recommend to the Board of Directors that you be granted a stock option to purchase 900,000 shares of Common Stock of the Company. If you elect, during the first 90 days of your employment, to forgo the "put" option and "loan" assistance, you will be granted a stock option to purchase that number of shares of the Company's Common Stock which would equal 6% of the Company's fully diluted capitalization. These option shares will be granted with an exercise price equal to the fair market price per share of the Company's Common Stock, which is expected to be $0.40 per share.

     You will have the right to exercise these options at any time you would like, subject to the Company's right to repurchase the Common Stock at your exercise price. Vesting of these options (that is, lapsing of the Company's repurchase right) shall be over a four year period. Initial vesting will commence on May 1, 1999, when 12/48 of the total number of shares subject to the option will vest. Thereafter 1/48 of such total will vest every month. Vesting will depend upon your continued employment with the Fiberlane, Inc. The option will be an incentive stock option to the maximum extent allowed by the tax code and otherwise, as a non-qualified option. It will be subject to the terms of Fiberlane Communications, Inc.'s Stock Plan and the Stock Option Agreement between you and the Company.

     The Company will provide you with an opportunity to maintain your equity position at no less than a 5% share of the Company in terms of fully diluted common share equivalent pursuant to the existing right of first offer between the Company and its investors. Pursuant to this right, the Company will grant you a pro-rata right to purchase shares at the time of any future financing on exactly the same terms and with the same rights as all other purchasers in order to maintain your equity position at 5%.

     7.   Benefits.
          ---------

          Insurance.  The Company will provide you with standard benefits
          ---------
 package which includes medical dental, vision, life and long term disability insurance. This insurance will also cover your unmarried partner and any children you may have.

          Vacation.  You will be entitled to 2 weeks paid vacation per year,
          --------
  prorated for the remainder of this calendar year. Vacation accrues at 6.67 hours per month.


     8.   Confidential Information and Invention Assignment Agreement.
          ------------------------------------------------------------

     Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and delivery of the Confidentiality Agreement attached as Addendum B. This document must be read, executed and delivered prior to your start date.

     9.   Confidentiality of Terms.
          -------------------------

     You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of the agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company, provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

     10.  At-Will Employment.
          -------------------

     It is understood that your employment with the Company is on an at-will basis meaning that either you or the Company may terminate your employment at any time for any reason.

     11.  Expiration Date.
          ----------------

     This offer will expire on May 15, 1998.

     We are delighted to extend this offer to you and look forward to your joining the team at Fiberlane Communications, Inc. To indicate your acceptance of the Company's offer please sign and date this letter in the space provided below and return it to me along with a signed and dated copy of the Confidentiality Agreement. This letter together with the Confidentiality Agreement set forth the terms of your employment and supercede any prior representations or agreements whether written or oral. This letter may not be modified or amended except by written agreement signed by the Company and by you. Because this situation has come together so rapidly, we are in the process of obtaining formal consent of the Board of Directors of the Company, and as a result, this letter is subject to obtaining such approval. We anticipate that such approval will be obtained no later than May 15, 1998.


                                          Sincerely,

     Accepted:

     /s/ Carl Russo                       /s/ Vinod Khosla
     ---------------------------          -------------------------------
     Carl Russo                           Vinod Khosla, Acting CEO
                                          Fiberlane Communications

                                  ADDENDUM A

     For purposes of this Agreement, the following terms have the following definition:

     (1) "A Change of Control" will occur upon any of the following events:

           (i) any "person" as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act) directly or indirectly of securities representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

          (ii) a merger, combination or consolidation of the Company with any other corporation or business entity, other than a merger, combination or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entities) at least (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity outstanding immediately after such merger or consolidation; or

          (iii) effectiveness of an agreement for the sale, lease or disposition of the Company of all or substantially all of the Company's assets; or

          (iv)  liquidation or dissolution of the Company.

     (2) A termination of employment for "Cause" will exist if your employment is terminated due to, and you are found to have engaged in, any act of gross misconduct or violation of the Company's Confidential Information and Invention Assignment Agreement. A termination of employment for any other reasons will be a termination without cause.

     (3) A resignation for "good reason" will be any resignation by you within ninety (90) days of the occurrence of any of the following events:

          (i) any reduction in your base salary, target bonus or material reduction in your fringe benefits;

          (ii) any relocation of your office to more than thirty-five (35) miles from your then-existing office; or

          (iii) any material negative change in your job duties, job title or reporting relationship.

                                AMENDMENT NO. 1
                                ---------------

     This Amendment No. 1 (the "Amendment") to the offer letter agreement (the "Offer Letter") between Cerent Corporation ("Cerent") and Carl Russo dated as of May 15, 1999 is intended by the parties to (a) waive Mr. Russo's right to purchase shares of common stock sold in Cerent's initial public offering, (b) waive Mr. Russo's right to purchase convertible promissory notes (or securities issued upon conversion thereof) issued by Cerent on or about July 21, 1999, and
(c) terminate, upon the closing of Cerent's initial public offering, Cerent's obligation to grant Mr. Russo the right to purchase securities in Cerent's future financing.

                                   RECITALS
                                   --------

     A. Cerent entered into a Convertible Note Purchase Agreement with entities affiliated with MSD Capital L.P. on July 21, 1999, and, in connection with the execution thereof, Cerent issued convertible promissory notes in an aggregate principal amount of $30,000,000, which will convert automatically into shares of Cerent Common Stock upon the closing of Cerent's initial public offering (the "Note Financing");

     B. Section 6 of the Offer Letter contains a provision pursuant to which Cerent is obligated to grant Mr. Russo a right to purchase such number of securities sold in any future Cerent financing as will enable Mr. Russo to maintain a 5% ownership interest in Cerent on a fully-diluted basis (the "Right of Participation");

     C. Cerent and Mr. Russo wish to effect a waiver by Mr. Russo of his Right of Participation in (i) Cerent's initial public offering and (ii) the Note Financing, and the parties wish to amend the Offer Letter to terminate Mr. Russo's Right of Participation effective upon the closing of the initial public offering;

     The parties hereby agree as follows:

                                   AGREEMENT
                                   ---------

     1. Mr. Russo hereby waives his Right of Participation in the initial public offering and the Note Financing; and

     2. Cerent and Mr. Russo hereby amend the Offer Letter to remove the provision providing for the Right of Participation in any future financing; provided, however, such amendment will not be effective until the closing of
--------  -------
Cerent's initial public offering.

     In witness hereof, the parties have executed this Agreement on July 22, 1999.


CERENT CORPORATION                                     CARL RUSSO

/s/ Carl Russo
_______________________________

BY: Carl Russo                                     /s/ Carl Russo
   ____________________________            ________________________________
                                                       Carl Russo
TITLE: President and CEO
      _________________________